UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2017

AUXILIO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27507	88-0350448
(Commission File Number)	(I.R.S. Employer Identification No.)

27271 Las Ramblas, Suite 200
Mission Viejo, California  92691
(Address of principal executive offices)

(949) 614-0700
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.  Material Modification to Rights of Security Holders.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 12, 2017, Auxilio, Inc. (the "Company") announced that it had received approval from the Financial Industry Regulatory Authority ("FINRA") of the Company's Company Related Action Notification Form (the "Notification Form") relating to the implementation of a reverse split of its common stock, par value $0.001 per share (the "Reverse Split") at a ratio of one-for-three, that is, one new share for each three old shares of the Company's common stock.

On December 22, 2016, the Company filed a Certificate of Amendment (the "Amendment") to its Articles of Incorporation relating to the Reverse Split.  The Amendment provides that no fractional shares of Common Stock will be issued to the holders of record of Common Stock prior to the Reverse Split. Instead, all fractional shares will be rounded up to the next whole number of shares.

The Reverse Split was approved at the 2015 Annual Meeting of the Company's Shareholders.  At that meeting, the Company's shareholders voted to approve a reverse split at a ratio between 1-for-1.5 shares and 1-for-3 shares, to be determined by the Company's Board of Directors.  The Board determined to implement the Reverse Split at the ratio of 1-for-3 shares.

The Reverse Stock Split becomes effective with FINRA and in the marketplace at the open of business on Friday, January 13, 2017 (the "Effective Date"), whereupon the shares of common stock will begin trading on a reverse-split-adjusted basis. On the Effective Date, the Company's trading symbol will change to "AUXOD" for a period of 20 business days, after which the "D" will be removed from the Company's trading symbol, which will revert to the original symbol of "AUXO." In connection with the Reverse Stock Split, the Company's CUSIP number will change to US05334N2045.

Item 7.01  Regulation FD Disclosure

On January 12, 2017, the Company issued a press release regarding the Reverse Split, which is attached hereto as Exhibit 99.

The press release included as Exhibit 99.2 will be deemed to be "furnished" rather than "filed," pursuant to the rules of the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No	Description
3	Certificate of Amendment
99	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIO, INC.
Date:  January 12, 2017

By:  /s/ Paul T. Anthony
Name: Paul T. Anthony
Title:  Chief Financial Officer